Exhibit 99.1

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty, President and CEO
C. Tim Cassels, Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION APPOINTS NEW DIRECTOR TO BOARD

SPOKANE, WA - January 25, 2005 - AmericanWest Bancorporation (NASDAQ: AWBC) today announced its Board of Directors has appointed Donald H. Livingstone to the Board of AmericanWest Bancorporation.

Mr. Livingstone is the Director of the Center for Entrepreneurship and tenured professor in the Marriot School of Business at Brigham Young University (BYU) in Provo, Utah. Prior to joining the University in 1994, Livingstone was a partner at Arthur Andersen in San Francisco (1966-88) and Los Angeles (1988-95), specializing in serving the banking industry.

“Mr. Livingstone brings a tremendous amount of experience to our board,” remarked Don Swartz, Chairman of the Board of AWBC. “He will be invaluable as we grow our company.”

During his career, Livingstone has served as a director on several boards, most recently as the Chairman of the Audit Committee for Humboldt Bancorp (NASDAQ: HBEK) in Sacramento, California and California Independent Bancorp (NASDAQ: CIBN) in Yuba City, California. Livingstone also served as Vice Chairman of the Audit Committee overseeing Brigham Young University, BYU-Hawaii and BYU-Idaho, and on the boards of four public companies and mutual funds.

Mr. Livingstone has taught numerous seminars on bank mergers and acquisitions, been a keynote speaker for the American Bankers Association and various state banking associations, and authored “Buying and Selling Banks: A Guide to Doing It Right,” which was issued by Arthur Andersen in 1985.

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 42 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about expected provision for loan losses, foreclosed asset write-downs, net charge-offs, net income and the overall quality of the loan portfolio. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to [impact of the current national and regional economy and quality of borrowers and assets securing loans], and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.